EXHIBIT 10 (r)

ALPHA PRO TECH. LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors of Alpha Pro Tech, Ltd. (with its subsidiaries, the “Company”) has adopted this code of ethics (this “Code”) to:

•                  promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•                  promote full, fair, accurate, timely and understandable disclosure;

•                  promote compliance with applicable laws and governmental rules and regulations;

•                  ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•                  deter wrongdoing.

All directors, officers and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.  The Company’s more detailed policies and procedures set forth in the Employee Manual are separate requirements and are not part of this Code.

For purposes of this Code, the “Code of Ethics Contact Person” will be different for various employees.  The Chief Executive Officer of the Company will act as the Ethics Program Director and the Code of Ethics Contact Person for all officers, directors, managers and supervisors.  All other employees will contact their supervisor or manager.

From time to time, the Company may waive some provisions of this Code.  Any waiver of the Code for executive officers or directors of the company may be made only by the Board of Directors and must be promptly disclosed on a Form 8-K  within  five days, or by posting a notice on our website, or as otherwise may be required by SEC or American Stock Exchange rules.  Any waiver for other employees may be made only by the Ethics Program Director.

I.                              Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity.  Integrity requires, among other things, being honest and candid.  Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

•                  Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies.

•                  Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies.

•                  Adhere to a high standard of business ethics.

II.                            Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interest of the Company.  A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  for example, a conflict of interest would arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Code of Ethics Contact Person.

Service to the Company should never by subordinated to personal gain and advantage.  Conflicts of interest should, wherever possible, be avoided.

In particular, conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below would include the following:

•                  any significant ownership interest in any supplier or customer or client;

•                  any consulting or employment relationship with any customer/client, supplier or competitor;

•                  any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•                  the receipt of non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•                  being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

•                  selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Such situations, if material, should always be discussed with the Code of Ethics Contact Person.

Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

III.                           Disclosure

Each director, officer or employee involved in the Company’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer (the “Senior Financial Officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the company’s public reports and documents filed with Securities and Exchange Commission (“SEC”) comply in all material respects with the applicable federal securities laws and SEC rules.  In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, must:

•                  Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

•                  Not knowingly misrepresent, or cause others to misrepresent, facts about the company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

•                  Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV.                           Compliance

It is the Company’s policy to comply with all applicable laws, rules and regulations.  It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

In addition to the Company’s Blackout Policy for officers and directors, it is against Company policy and in many circumstances illegal for a director, officer or employee to profit from undisclosed information relating to the Company or any other company.  Any director, officer or employee may not purchase or sell any of the Company’s securities while in possession of material nonpublic information relating to the Company.  Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company.

Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Company’s legal counsel before making any such purchase or sale.

It is the Company’s policy to comply with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act (FCPA), which applies to its global business.  The Company will not directly or indirectly offer or make a corrupt payment to government officials, including employees of state-owned enterprises.  These requirements apply to all officers, directors, employees and agents, such as Third Party Sales Representatives, no matter where they are doing business.  If you are authorized to engage agents, make sure that they are reputable and require them to agree in writing to the Company’s standards in this area.

V.                            Reporting and Accountability

The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation.  Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly.  Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person.  A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

•                  Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

•                  Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code, and in reporting on the Code:

•                  Violations and potential violations will be reported by the Code of Ethics Contact Person to the Board of Directors or the Audit Committee, in the case of a violation by a director or executive officer, or to the Chairman of a committee of independent directors appointed by the Board of Directors, in the case of a violation by any other employee, after appropriate investigation.

•                  Any such committee will take all appropriate action to investigate any violations reported to them after appropriate investigation.

•                  If such committee determines that a violation has occurred, they will inform the Board of Directors, in the case of a violation by a director or executive officer, or to the Chairman of the committee, in the case of a violation by any other employee.

Upon being notified that a violation has occurred, the Board of Directors or the committee will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal  or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

From time to time, the Company may waive some provisions of this Code.  Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by SEC or American Stock Exchange rules.  Any waiver for other employees may be made only by the Ethics Program Director.

VI.                           Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises.  Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down.  More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities.  Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.

VII.                         Confidentiality

In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, clients, suppliers, or joint venture parties.  Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.  Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VII.                         Fair Dealing

We have a history of succeeding through honest business competition.  We do not seek competitive advantages through illegal or unethical business practices.  Each director, officer and employee should endeavor to deal fairly with the Company’s customers, clients, service providers, suppliers, competitors and employees.  No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

IX.                           Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use.  All Company assets should be used only for legitimate business purposes.

X.                            Possible Sanctions

The policies in this Code are important to the Company and must be taken seriously by all of us as employees.  Accordingly, violations of these policies will not be tolerated and may result in one or more of the following sanctions, as appropriate and in accordance with local country laws:

•                  a warning;

•                  a reprimand (which will be noted in individual’s permanent personnel record);

•                  probation;

•                  demotion

•                  temporary suspension;

•                  dismissal;

•                  required reimbursement of losses or damages; and/or

•                  referral for criminal prosecution or civil action.

Conclusion

No written Code can cover every situation that might arise or set forth a rule to follow in all situations.  Obviously there are other Company policies and practices, as well as common sense standards of conduct and individual conscience, to which you are expected to adhere.  Each employee is specifically given notice that he Company will enforce the rules set forth in this Code.